Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Second Quarter 2013 Results

Second Quarter Adjusted EBITDA Climbs to $16.7 Million as Sales Growth tops 46%

July 25, 2013 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the second quarter ended June 30, 2013.

Highlights include the following (see financial schedules for more information, including non-GAAP reconciliations):

•	Second quarter 2013 sales increased 46.4 percent to $398.1 million compared to the second quarter of 2012.

•	Operating income was $13.2 million, up over $14 million when compared to an operating loss of ($1.4) million for the second quarter of 2012.

•	Adjusted EBITDA was $16.7 million, a $14.6 million improvement compared to Adjusted EBITDA of $2.1 million for the second quarter of 2012.

•	The company completed a $350 million senior secured notes offering in May 2013, lowering its annual cash interest by approximately $16 million on a go-forward basis.

•	The company also entered into a new $175 million revolving credit facility providing incremental liquidity for the continuing housing market recovery.

•	As a result of the refinancing, the company improved liquidity by approximately $67 million. Total liquidity as of June 30, 2013 was $170.3 million.

Floyd Sherman, Builders FirstSource Chief Executive Officer stated, “I am once again very pleased to report another quarter of improving financial performance. We ended the second quarter with almost $400 million in sales and improved our Adjusted EBITDA by over $14 million on a year-over-year basis, and our second quarter sales grew 46.4 percent compared to the second quarter of 2012. Over the same time period, actual single-family housing starts in the South Region increased 14.5 percent, and single-family units under construction increased 27.4 percent.”

Mr. Sherman added, “Lumber and lumber sheet good prices were, on average, 21.5 percent higher during the second quarter of 2013 as compared to those in the same quarter last year, though prices did fall approximately 30 percent during the quarter. Falling prices in the back half of the quarter relieved some of the gross margin pressure we had been experiencing from commodity inflation, and we were able to improve our gross margin by 100 basis points for the current quarter due to both improved pricing and higher sales volumes.”

Builders FirstSource Reports Second Quarter 2013 Results (continued)

Commenting on the current quarter results, Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer added, “Our efficient cost structure is leveraging extremely well against increased sales. For the current quarter, our selling, general and administrative expenses decreased to 17.3 percent of sales as compared to 20.2 percent for the second quarter of 2012.” Mr. Crow continued, stating, “Our recent refinancing transaction provides a tremendous boost to our goal of returning to positive net income. For the second quarter of 2013, our interest expense included refinancing costs of approximately $48.4 million. Absent these refinancing costs, we were slightly positive net income for the second quarter. As a result of our new capital structure, our annual cash interest going forward will be approximately $28 million, assuming nothing is drawn on our revolver.”

Second Quarter 2013 Results Compared to Second Quarter 2012

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•	Sales were $398.1 million compared to $271.9 million, an increase of $126.2 million or 46.4 percent. We estimate sales increased 28.9 percent due to increased volume and 17.5 percent due to price.

•

Gross margin percentage was 20.7 percent, up from 19.7 percent. Our gross margin increased 0.6 percentage points due to increased sales volume, with the remaining 0.4 percentage points coming from price and sales mix.

•

Selling, general and administrative (“SG&A”) expenses increased $14.1 million, or 25.6 percent. As a percentage of sales, SG&A expense decreased to 17.3 percent compared to 20.2 percent. Our salaries and benefits expense, excluding stock compensation expense, was $44.0 million, or 11.0 percent of sales, compared to $34.0 million, or 12.5 percent of sales. Delivery expense increased $2.0 million and other general administrative expense increased $1.4 million, both a result of increased sales volume.

•

Interest expense was $61.1 million, an increase of $50.6 million. The increase relates primarily to our recent refinancing transaction and includes $6.8 million of unamortized debt discount and $2.1 million of debt issuance cost write-offs in the current quarter, as well as a $39.5 million prepayment premium related to the early termination of our term loan.

•

We recorded $0.4 million of income tax expense compared to $0.1 million. We recorded an after-tax, non-cash valuation allowance of $17.0 million and $4.3 million in the second quarters of 2013 and 2012, respectively, related to our net deferred tax assets. Absent the valuation allowance, the effective tax rate would have been 34.6 percent and 34.9 percent in the second quarters of 2013 and 2012, respectively. As of June 30, 2013, our gross federal income tax net operating loss available for carry-forward was approximately $295 million.

•

Loss from continuing operations was $48.3 million, or $0.50 loss per diluted share, compared to $12.0 million, or $0.13 loss per diluted share. Excluding the refinancing costs, the fair value adjustment for stock warrants and the tax valuation allowance, our income from continuing operations was $0.5 million, or $0.01 per diluted share, for the current year quarter. Excluding the fair value adjustment for stock warrants and the tax valuation allowance, our loss from continuing operations was $7.1 million, or $0.07 per diluted share, for the second quarter of 2012. See reconciliation attached.

Builders FirstSource Reports Second Quarter 2013 Results (continued)

•	Net loss was $48.2 million, or $0.50 loss per diluted share, compared to $12.1 million, or $0.13 loss per diluted share.

•	Diluted weighted average shares outstanding were 96.3 million compared to 95.4 million.

•	Adjusted EBITDA was $16.7 million compared to $2.1 million. See reconciliation attached.

Liquidity and Capital Resources

•

In May 2013, we completed a Rule 144A offering of $350 million aggregate principal amount of 7.625% senior secured notes due 2021. At the same time, we entered into a new 5-year $175 million revolving credit facility led by SunTrust Bank. We used the proceeds from the offering, together with cash on hand, to redeem our 2016 notes, pay off our outstanding term loan, including the prepayment premium, and to pay fees and expenses related to the transaction.

•

Total liquidity at June 30, 2013 was approximately $170 million, which included $25.5 million in available cash and $162.3 million of borrowing availability under our new revolver, reduced by a $17.5 million minimum excess availability requirement in our revolver.

•

Cash used for the second quarter of 2013 was $92.2 million. Of the $92.2 million, $53.7 million was cash paid for refinancing costs, $27.4 million was due to working capital build during the quarter and $14.7 million was net cash used to retire long-term debt. Cash used for the second quarter of 2012 was $24.5 million, with $15.4 million related to working capital build.

•	Capital expenditures were $3.6 million for the second quarter of 2013, compared to $2.2 million for the same quarter of 2012.

Outlook

Concluding, Mr. Sherman said, “As the recovery in the housing market continues, we believe our year-over-year sales growth for the second half of 2013 will be driven by the combination of market share gains and increases in overall customer demand. We will maintain our focus on improving our gross margins and further leveraging our operating cost structure.”

Conference Call

Builders FirstSource will host a conference call Friday, July 26, 2013 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-599-4880 (U.S. and Canada) and 913-312-0934 (international). A replay of the call will be available at 3:00 p.m. CT through July 31st. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 1001112. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

Builders FirstSource Reports Second Quarter 2013 Results (continued)

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 45 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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Contact:
Chad Crow	Marcie Hyder
Senior Vice President and Chief Financial Officer	Vice President and Corporate Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3585	(214) 880-3551

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Sales	$398,148	$271,919	$717,850	$491,308
Cost of sales	315,916	218,255	573,271	392,525

Gross margin	82,232	53,664	144,579	98,783
Selling, general and administrative expenses (includes stock-based compensation expense of $984 and $922 for the three months ended in 2013 and 2012, respectively, and $2,319 and $1,725 for the six months ended in 2013 and 2012, respectively.)	69,011	54,960	130,089	105,793
Facility closure costs	52	76	111	204

Income (loss) from operations	13,169	(1,372)	14,379	(7,214)
Interest expense, net	61,058	10,461	73,558	23,566

Loss from continuing operations before income taxes	(47,889)	(11,833)	(59,179)	(30,780)
Income tax expense	400	144	715	318

Loss from continuing operations	(48,289)	(11,977)	(59,894)	(31,098)
Income (loss) from discontinued operations (net of income tax expense of $0 in 2013 and 2012, respectively)	83	(78)	(120)	(145)

Net loss	$(48,206)	$(12,055)	$(60,014)	$(31,243)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.50)	$(0.13)	$(0.62)	$(0.33)
Income (loss) from discontinued operations	0.00	(0.00)	(0.00)	(0.00)

Net loss	$(0.50)	$(0.13)	$(0.62)	$(0.33)

Weighted average common shares:
Basic and diluted	96,349	95,427	96,170	95,344

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended June 30,
	2013		2012
	(in thousands)
Prefabricated components	$78,206	19.7%	$51,232	18.8%
Windows & doors	77,790	19.5%	59,294	21.8%
Lumber & lumber sheet goods	149,282	37.5%	87,942	32.4%
Millwork	35,185	8.8%	26,394	9.7%
Other building products & services	57,685	14.5%	47,057	17.3%

Total sales	$398,148	100.0%	$271,919	100.0%

	Six months ended June 30,
	2013		2012
	(in thousands)
Prefabricated components	$139,026	19.4%	$94,681	19.3%
Windows & doors	141,395	19.7%	109,020	22.2%
Lumber & lumber sheet goods	266,079	37.1%	154,372	31.4%
Millwork	64,238	8.9%	47,797	9.7%
Other building products & services	107,112	14.9%	85,438	17.4%

Total sales	$717,850	100.0%	$491,308	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2013	December 31, 2012
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$25,511	$131,432
Restricted cash	—	12,068
Accounts receivable, less allowance of $3,692 and $2,831 at June 30, 2013 and December 31, 2012, respectively	157,877	117,405
Inventories	129,172	108,999
Other current assets	12,677	9,968

Total current assets	325,237	379,872
Property, plant and equipment, net	43,562	44,084
Goodwill	111,193	111,193
Other assets, net	25,515	15,692

Total assets	$505,507	$550,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,575	$79,397
Accrued liabilities	46,291	37,778
Current maturities of long-term debt	64	60

Total current liabilities	136,930	117,235
Long-term debt, net of current maturities	353,939	360,895
Other long-term liabilities	23,090	24,615

Total liabilities	513,959	502,745
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 97,189 and 96,916 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	965	957
Additional paid-in capital	366,929	363,471
Accumulated deficit	(376,346)	(316,332)

Total stockholders’ (deficit) equity	(8,452)	48,096

Total liabilities and stockholders’ equity	$505,507	$550,841

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six months ended June 30,
	2013	2012
	(in thousands)
Cash flows from operating activities:
Net loss	$(60,014)	$(31,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,308	5,341
Amortization and write-off of deferred loan costs	2,833	341
Amortization and write-off of debt discount	7,794	668
Fair value adjustment of stock warrants	755	3,726
Deferred income taxes	429	226
Bad debt expense	649	167
Net non-cash income from discontinued operations	(195)	—
Stock compensation expense	2,319	1,725
Net gain on sale of assets	(24)	(54)
Changes in assets and liabilities:
Receivables	(41,121)	(37,373)
Inventories	(20,173)	(18,973)
Other current assets	(2,641)	1,671
Other assets and liabilities	562	(857)
Accounts payable	11,178	30,910
Accrued liabilities	6,473	5,948

Net cash used in operating activities	(85,868)	(37,777)

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,595)	(3,988)
Proceeds from sale of property, plant and equipment	617	58
Decrease in restricted cash	13,030	675

Net cash provided by (used in) investing activities	9,052	(3,255)

Cash flows from financing activities:
Borrowings under revolving credit facility	30,000	—
Payments under revolving credit facility	(30,000)	—
Proceeds from issuance of long term debt	350,000	—
Payments of long-term debt and other loans	(364,746)	(26)
Payments of deferred loan costs	(14,301)	(287)
Payment of recapitalization costs	(37)	—
Exercise of stock options	1,015	98
Repurchase of common stock	(1,036)	(496)

Net cash used in financing activities	(29,105)	(711)

Net change in cash and cash equivalents	(105,921)	(41,743)
Cash and cash equivalents at beginning of period	131,432	146,833

Cash and cash equivalents at end of period	$25,511	$105,090

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited—dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Detail of Interest Expense:
Term loan	$4,169	$4,651	$10,638	$9,302
Prepayment Penalty—Term Loan	39,475	—	39,475	—
2021 notes	2,407	—	2,407	—
2016 notes	4,566	4,540	9,083	9,082
Credit facility	171	9	185	17
Change in fair value of stock warrants (1)	329	578	755	3,726
Amortization of debt discount (1) (2)	7,206	340	7,794	668
Amortization of deferred loan costs (1) (3)	2,538	170	2,833	341
Other	197	173	388	430

Interest expense, net	$61,058	$10,461	$73,558	$23,566

(1)	Non-cash item
(2)	Includes $6,797 write-off of term loan discount
(3)	Includes $2,150 write-off of debt issuance costs related to term loan & 2016 notes

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited—dollars in thousands)

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on July 25, 2013.

	Three months ended June 30,
	2013	2012
Reconciliation to Adjusted EBITDA:
Net loss	$(48,206)	$(12,055)
Reconciling items:
Depreciation and amortization expense	2,534	2,491
Interest expense, net	61,058	10,461
Income tax expense	400	144
Income (loss) from discontinued operations, net of tax	83	(78)
Stock compensation expense	984	922
Other	50	63

Adjusted EBITDA	$16,737	$2,104

	Three months ended June 30,
	2013		2012
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted loss from continuing operations:
Loss from continuing operations		$(48,289)		$(11,977)
Reconciling items:
Prepayment premium	39,475	25,658		—
Debt issuance cost write-offs	2,150	1,398		—
Debt discount write-offs	6,797	4,418		—
Warrant fair value adjustment		329		578
Tax valuation allowance		16,968		4,269

Adjusted income (loss) from continuing operations		$482		$(7,130)

Weighted average diluted shares outstanding		96,349		95,427

Adjusted income (loss) from continuing operations per diluted share		$0.01		$(0.07)